Exhibit 23.3

Consent of eSite, Inc.

We hereby consent to the use of our firm's name, eSite, Inc., in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by The Container Store Group, Inc. (the "Company") in connection with the initial public offering of its common stock, and any amendments thereto, including the prospectus contained therein (the "Registration Statement"), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the market analyses or reports prepared for and supplied to the Company by eSite, Inc., and to being named as an expert in the Registration Statement (and being included in the caption "Experts" in the Registration Statement). eSite, Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that eSite, Inc. was not employed on a contingent basis at the time of preparation of our market analyses or reports, and is not at present, and that neither eSite, Inc. nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

ESITE, INC.
By:	/s/ SCOTT D. LOVE Scott D. Love COO/CFO

August 15, 2013